Exhibit 99.1

Newfield Names Michael D. Van Horn Senior Vice President - Exploration

FOR IMMEDIATE RELEASE

HOUSTON - (November 13, 2006) -- Newfield Exploration Company (NYSE:NFX) today announced that Michael D. Van Horn, 55, was named Senior Vice President - Exploration. Van Horn replaces Elliott Pew, Newfield’s Executive Vice President - Exploration, who has elected to retire at the end of 2006.

“Elliott has been a key part of our success at Newfield,” said David A. Trice, Newfield Chairman, President and CEO. “He has been with us since 1998 and was instrumental in the diversification of our asset base. His experience led us into South Texas in the late ‘90s where we today have a significant business unit. His technical strengths, coupled with his abilities to create relationships and manage business deals made him a first-rate oil and gas finder. On a personal note, I will miss Elliott as a friend. We all benefited from his energy, enthusiasm and genuine love of life.”

Van Horn brings 28 years of oil and gas experience. He served at EOG Resources, and its predecessor Enron Oil and Gas, since 1993. Most recently, he served as Vice President of International Exploration. Prior to that position, he was Director of Exploration. During his tenure with EOG Resources, he directed the identification and evaluation of several multi-Tcf potential unconventional resource plays that are today being leased, tested and developed. In addition, he played a key role in the exploration success of EOG’s start-up operations in the U.K. North Sea. He started with EOG leading G&G efforts in the capture and development of several highly successful major offshore field developments in India. Prior to EOG Resources, Van Horn worked for British Gas E&P Inc. and Tenneco Oil Company.

“We are pleased to have Mike join our organization and are confident that his background is an excellent fit with our current strategies and areas of operation. His oversight will be employed throughout our Company, and I’m confident in his ability to add value through the identification of prospects, business ventures and new exploration initiatives,” said Trice.

Van Horn holds a B.S. degree in Geologic Engineering from the University of Nevada and an M.S. in Geology from the Colorado School of Mines.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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